Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 11, 2020 (this “Amendment”), is entered into among WILLIAMS-SONOMA, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Seventh Amended and Restated Credit Agreement, dated as of January 8, 2018 (as amended or modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendments – Part One. At such time as this Amendment has become effective in accordance with Section 3 hereof, the following amendments to the Credit Agreement shall become effective immediately prior to the amendments set forth in Section 2 of this Amendment.

(a) A new definition of “Extension Amendment” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Extension Amendment” has the meaning specified in Section 2.7(c).

(b) Section 2.7 of the Credit Agreement is hereby amended to read as follows:

Section 2.7 Extension of Maturity Date.

(a) Not more than 45 days and not less than 30 days prior to each of the first anniversary of the Closing Date and the second anniversary of the Closing Date, the Borrower may, in each case, request in writing that the Lenders extend the then current Maturity Date of the Revolving Commitments and related Loans for an additional one year (and the Agent shall promptly give the Lenders notice of any such request); provided, that the applicable Maturity Date may be extended under this Section 2.7 no more than two times in the aggregate. Each Lender shall provide the Agent, not more than 15 days subsequent to any such request by the Borrower (or such other date as the Borrower and the Agent may agree; such date, the “Extension Request Date”), with written notice regarding whether it agrees to extend the then current Maturity Date (each Lender agreeing to a requested extension being called an “Extending Lender”, and each Lender declining to agree to a requested extension being called a “Non-Extending Lender”). Each decision by a Lender shall be in its sole discretion and any Lender who fails to give written notice of its decision by the Extension Request Date shall be deemed a Non-Extending Lender.

(b) If all Lenders agree in writing to the extension request by the Extension Request Date, then the Maturity Date of the Revolving Commitments and related Loans shall be extended to the first anniversary of the Maturity Date therefor then in effect. If Lenders constituting Required Lenders, but not all Lenders, agree in writing to the extension request by the Extension Request Date, then the Borrower may, on the Extension Request Date, notify the Agent in writing that it wishes to extend such Maturity Date, and such Maturity Date shall, as to the Revolving Commitments and related Loans of the Extending Lenders, be extended to the first anniversary of the Maturity Date then in effect prior to giving effect to any such extension (such Maturity Date, the “Existing Maturity Date”). The Borrower shall, on the Existing Maturity Date, pay to the Non-Extending Lenders in effect immediately prior to such extension in immediately available funds the principal of and interest accrued on the portion of the Revolving Loans hereunder held by the Non-Extending Lenders, as well as all other amounts due and payable to the Non-Extending Lenders (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Libor Loans), on such date. Upon such Existing Maturity Date, (i) the Revolving Commitments of each such Non-Extending Lender shall terminate, (ii) each such Non-Extending Lender shall cease to be a Lender hereunder and (iii) the Aggregate Revolving Commitments shall be reduced by an amount equal to the aggregate Revolving Commitments of each such Non-Extending Lender.

(c) Pursuant to procedures acceptable to the Agent, the Borrower may, at any time, request that all or a portion of any Term Loan (an “Existing Term Loan Tranche”) be modified to constitute another tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.7. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) (A) the Base Rate Margins and Libor Rate Margins with respect to the Extended Term Loans may be higher or lower than the Base Rate Margins and Libor Rate Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and interest rate floors may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Base Rate Margins or Libor Rate Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (ii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the applicable Extension Amendment, and (iii) the final maturity date and any scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization (if any) of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment;

provided, however, that the weighted average life to maturity of such Extended Term Loans (as reasonably determined by the Agent) shall be no shorter than the weighted average life to maturity of the Term Loans of such Existing Term Loan Tranche (as reasonably determined by the Agent). Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Subsidiary Guaranty. The Borrower shall deliver such legal opinions and authorization documents as reasonably requested by the Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate tranche and class of Term Loans from the Existing Term Loan Tranche from which they were modified and may be designated and identified as such under the Loan Documents. Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be in such form as is reasonably acceptable to the Agent). Such Extension Amendment shall be executed by the Borrower, the Agent, the Required Lenders and each Lender consenting to such Extended Term Loans.

(d) Notwithstanding the foregoing provisions of this Section 2.7, the Borrower shall have the right, at its own discretion and at its own expense, at any time prior to (i) in the case of any requested extension pursuant to Section 2.7(a), the Existing Maturity Date to replace, in accordance with the terms of Section 15.25, a Non-Extending Lender with an Eligible Assignee that will agree to the applicable Maturity Date extension request, and any such replacement Lender shall for all purposes constitute an Extending Lender and (ii) in the case of any requested extension pursuant to Section 2.7(c), the applicable Maturity Date to replace, in accordance with the terms of Section 15.25, a Lender not agreeing to extend the maturity of its applicable Term Loan with an Eligible Assignee that will agree to the such extension request, and any such replacement Lender shall for all purposes constitute a Lender.

(e) As a condition precedent to any extension pursuant to this Section 2.7, the Borrower shall deliver to the Agent a certificate of each Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 9 and the other Loan Documents are true and correct in all material respects on and as of the date of effectiveness of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.7, the representations and warranties contained in subsections (a) and (b) of Section 9.2 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 10.1, and (B) no Default exists.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 5.7 or 15.10 to the contrary.

2. Amendments – Part Two. At such time as this Amendment shall become effective in accordance with Section 3 hereof, the following amendments to the Credit Agreement shall become effective immediately after the amendments set forth in Section 1 of this Amendment have become effective.

(a) The following definitions appearing in Section 1.1 of the Credit Agreement are hereby amended to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Libor Base Rate plus 1.00%, subject to the interest rate floors set forth therein. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities or other equivalent evidences (however designated) of ownership or any options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company or other type of entity), provided, that in no event shall the term “Capital Stock” include Convertible Debt, or other debt securities that are or by their terms may be convertible or exchangeable into or for Capital Stock, or Warrant Transactions, in each case, prior to settlement of conversion, exchange or exercise, as applicable.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements, forward rate currency or interest rate options and commodity hedging, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing. Notwithstanding anything to the contrary in the foregoing, neither any Bond Hedge Transaction nor any Warrant Transaction shall be a Hedge Agreement.

“Libor Base Rate” means

(a) with respect to any Credit Extension:

(i) denominated in a Libor Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such LIBOR Quoted Currency for a period equal in length to such Interest Period) (“Libor”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m. (London time), two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

(ii) denominated in any Non-Libor Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the Lenders pursuant to Section 1.6; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to Libor, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) (A) in the case of the Term A Loan, if the Libor Rate shall be less than 0.0%, such rate shall be deemed 0.0% for purposes of this Agreement and (B) in the case of Revolving Loans and the Term A-1 Loan, if the Libor Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.

“Loan” means a Revolving Loan, a Swingline Loan or a Term Loan and shall include, as the context requires, any Incremental Facility Loan.

“Maturity Date” means (a) with respect to Revolving Loans, Swingline Loans and the Revolving Commitments, January 8, 2023; provided, however, with respect to Lenders that have extended such maturity pursuant to Section 2.7, then such Maturity Date for such Lenders shall be such extended maturity date as determined pursuant to such Section; (b) with respect to the Term A Loan, January 8, 2021; and (c) with respect to the Term A-1 Loan, January 8, 2022, provided, however, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.

“Term Loan” means the Term A Loan, the Term A-1 Loan and any Incremental Term Loan.

“Term A Loan” has the meaning specified in Section 2.1(c). As of the First Amendment Effective Date, 100% of the outstanding Term A Loan has been converted into the outstanding Term A-1 Loan.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Applicable Currency” means US Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.

“Applicable Reference Rate” means, for any Libor Loan denominated in any Libor Quoted Currency, Libor and for any Libor Loan denominated in any Non-Libor Quoted Currency, the benchmark rate designated with respect to such currency by the Agent from time to time, as applicable.

“BAS” means BofA Securities, Inc.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bond Hedge Transactions” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Convertible Debt and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Convertible Debt” means, any Debt of the Borrower that is convertible into, or exchangeable for, common stock in the Borrower (or other securities and/or property that such Debt is convertible or exchangeable into in accordance with the terms thereof), cash (such amount of cash determined by reference to the price of such common stock, or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock.

“Covenant Restriction Period” means the period commencing on the First Amendment Effective Date and ending on the earlier of (a) the date the Borrower delivers a Compliance Certificate for the Fiscal Quarter ending on or about October 31, 2021 which demonstrates that the Leverage Ratio for such Fiscal Quarter did not exceed 3.50 to 1.0 and (b) the date on which the Borrower has requested to the Agent, in writing, that the Covenant Restriction Period terminate; provided that at such time, (i) no Default exists, and (ii) the Borrower has delivered a Compliance Certificate for the most recently-ended Fiscal Quarter ending on or about July 31, 2020 or later which demonstrates that the Leverage Ratio for such Fiscal Quarter did not exceed 3.50 to 1.0.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 15.33.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“First Amendment Effective Date” means May 11, 2020.

“Interest and Rent Coverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) EBITDAR to (b) the sum of (i) Interest Expense for such period plus (ii) rent expense for any real Property for such period.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 15.33.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace Libor in loan agreements similar to this Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page the Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Agent from time to time).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Successor Rate Conforming Changes” means, with respect to any Successor Rate for an Applicable Currency, any conforming changes to the definition of Base Rate, the definition of Interest Period, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if the Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such Successor Rate for such Applicable Currency exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Supported QFC” has the meaning specified in Section 15.33.

“Term A-1 Loan” means that portion of the Term A Loan the Maturity Date of which has been extended to January 8, 2022 on the First Amendment Effective Date. From and after the First Amendment Effective Date, the Term A-1 Loan will be a separate class and tranche of Term Loans. The aggregate principal amount of the Term A-1 Loan on the First Amendment Effective Date is $300,000,000.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Special Resolution Regimes” has the meaning specified in Section 15.33.

“Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

(c) The words “one week or” appearing in the definition of “Interest Period” in Section 1.1 of the Credit Agreement are hereby deleted.

(d) The definitions of “Libor Screen Rate” and “Libor Successor Rate Conforming Changes” appearing in Section 1.1 of the Credit Agreement are hereby deleted.

(e) The definition of “MLPFS” appearing in Section 1.1 of the Credit Agreement is hereby deleted, and all references to “MLPFS” appearing in the Credit Agreement are amended and substituted with references to “BAS”.

(f) Section 1.2 of the Credit Agreement is hereby amended by adding the following new clause (f) to read as follows:

(f) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

(g) Section 2.3 of the Credit Agreement is hereby amended to read as follows:

Section 2.3 Repayment of Loans. The Borrower shall pay (a) to the Agent, for the account of the Lenders, (i) the prepayments of Loans required pursuant to Section 5.4(a) and (ii) the outstanding principal amount of the Revolving Loans and Term Loans, including any Incremental Facility Loans, on the applicable Maturity Date and (b) to the Swingline Lender, the outstanding principal amount of the Swingline Loans on the applicable Maturity Date (or such other times as required by this Agreement).

(h) Section 3.9 of the Credit Agreement is hereby amended to read as follows:

Section 3.9 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, in US Dollars, a Letter of Credit fee for each Letter of Credit equal to (x) in the case of each Standby Letter of Credit, the Libor Rate Margin applicable to Revolving Loans times the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (y) in the case of each Commercial Letter of Credit, 50% of the Libor Rate Margin applicable to Revolving Loans times the US Dollar Equivalent daily amount available to be drawn under such Letter of Credit; provided that, while any Event of Default exists, upon the request of the Required Lenders, the rate per annum for Letter of Credit fees shall be increased by 2%). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date and (iii) thereafter on demand. If there is any change in the Libor Rate Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Libor Rate Margin separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.

(i) Section 4.2 of the Credit Agreement is hereby amended to read as follows:

Section 4.2 Determinations of Margins and Facility Fee Rate. From the First Amendment Effective Date to the first Margin Adjustment Date occurring thereafter, the margins identified in Section 4.1 shall be as follows: (a) the margin of interest payable with respect to Base Rate Loans (the “Base Rate Margin”) shall be 0.775% in respect of Revolving Loans and Swingline Loans, 1.00% in respect of the Term A Loan and 1.25% in respect of the Term A-1 Loan; and (b) the margin of interest payable with respect to Libor Loans (the “Libor Rate Margin”) shall be 1.775% in respect of Revolving Loans, 2.00% in respect of the Term A Loan and 2.25% in respect of the Term A-1 Loan. From the First Amendment Effective Date until the first Margin Adjustment Date thereafter, the percentage used to determine fees payable under Section 4.6 (the “Facility Fee Rate”) shall be 0.225%. Upon delivery of the Compliance Certificate required pursuant to Section 10.1(c) after the end of each Fiscal Quarter commencing with such certificate delivered for the Fiscal Quarter ending on or about July 31, 2020, the Facility Fee Rate, the Base Rate Margin and the Libor Rate Margin shall automatically be adjusted to the fee or rate, as applicable, corresponding to the

Leverage Ratio (determined for the preceding twelve (12) Fiscal Periods then ending) of the Borrower set forth in the following table, such automatic adjustment to take effect as of the first day of the calendar month following the date on which such Compliance Certificate is delivered (the “Margin Adjustment Date”).

LEVERAGE RATIO	PRICING LEVEL	FACILITY FEE RATE	LIBOR RATE MARGIN (REVOLVING LOANS)	BASE RATE MARGIN (REVOLVING LOANS AND SWINGLINE LOANS)	LIBOR RATE MARGIN (TERM A LOAN)	BASE RATE MARGIN (TERM A LOAN)	LIBOR RATE MARGIN (TERM A-1 LOAN)	BASE RATE MARGIN (TERM A-1 LOAN)
Greater than or equal to 4.00 to 1.00	1	0.225%	1.775%	0.775%	2.00%	1.00%	2.500%	1.500%
Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	2	0.225%	1.775%	0.775%	2.00%	1.00%	2.250%	1.250%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	3	0.175%	1.325%	0.325%	1.50%	0.50%	2.000%	1.000%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	4	0.150%	1.100%	0.100%	1.25%	0.25%	2.000%	1.000%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	5	0.100%	1.025%	0.025%	1.125%	0.125%	1.750%	0.750%
Less than 1.50 to 1.00	6	0.090%	0.910%	0.000%	1.00%	0.000%	1.750%	0.750%

If the Borrower fails to deliver such Compliance Certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): the Libor Rate Margin (for Interest Periods commencing after the applicable Margin Adjustment Date), the Base Rate Margin and the Facility Fee Rate shall each automatically be adjusted to the highest pricing level in the preceding table per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced Compliance Certificate is due and shall remain in effect until otherwise adjusted on the date such Compliance Certificate is actually received in accordance herewith.

In addition, during the period commencing on the First Amendment Effective Date through last day of the Fiscal Quarter ending on or about October 31, 2021, upon the receipt of a Compliance Certificate for any Fiscal Quarter period which demonstrates that the Leverage Ratio exceeded 3.50 to 1.0, the Base Rate Margin and Libor Rate Margin applicable to Revolving Loans, Swingline Loans and Letter of Credit Fees shall be temporarily increased by 0.50% per annum until delivery of a Compliance Certificate for a subsequent Fiscal Quarter period which demonstrates that the Leverage Ratio did not exceed 3.50 to 1.0 for such period.

(j) The grid appearing in Section 5.3 of the Credit Agreement is hereby amended to read as follows:

Notice	Number of Business Days Prior

Borrowing and prepayment of Swingline Loans	0

Borrowing of Revolving Loans, the Term A Loan or Incremental Term Loans as Base Rate Loans	1

Borrowing of Revolving Loans, the Term A Loan or Incremental Term Loans as Libor Loans denominated in US Dollars	3

Conversions or Continuations of Revolving Loans, the Term A Loan, the Term A-1 Loan or Incremental Term Loans denominated in US Dollars and termination or reduction of Commitments	3

Borrowing, Conversions or Continuations of Revolving Loans in Alternative Currencies (other than a Special Notice Currency)	4

Borrowing, Conversions or Continuations of Revolving Loans in a Special Notice Currency	5

Prepayment of Revolving Loans, the Term A Loan, the Term A-1 Loan or Incremental Term Loans which are Base Rate Loans	1

Prepayment of Revolving Loans, the Term A Loan, the Term A-1 Loan or Incremental Term Loans which are Libor Loans denominated in US Dollars	3

Prepayment of Revolving Loans which are Libor Loans denominated in an Alternative Currency (other than a Special Notice Currency)	4

Prepayment of Revolving Loans which are Libor Loans denominated in a Special Notice Currency	5

Terminations or reductions of Commitments	3

(k) Section 6.7 of the Credit Agreement is hereby amended to read as follows:

Section 6.7 Successor Libor.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 15.10 hereof), if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, including, without limitation, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having or purporting to have jurisdiction over the Agent has made a public statement identifying a specific date after which (x) the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency or (y) the administrator of the Screen Rate for an Applicable Currency will be insolvent, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide the Applicable Reference Rate for an Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency,

then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency in accordance with this Section 6.7 with (x) in the case of US Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the United States and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the United States and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Applicable Reference Rate with respect to Libor Loans denominated in US Dollars with a rate described in clause (x), object to any Adjustment; or (B) in the case of an amendment to replace the Applicable Reference Rate with respect to Libor Rate Loans denominated in the Applicable Currency with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate for the Applicable Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate for such Applicable Currency shall be applied in a manner as otherwise reasonably determined by the Agent.

If no Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Libor Loans in each such Applicable Currency shall be suspended, (to the extent of the affected Libor Loans or Interest Periods), and (y) the Libor Base Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of Libor Loans in each such affected Applicable Currency (to the extent of the affected Libor Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a borrowing of Base Rate Loans denominated in US Dollars in the US Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Libor Loans denominated in US Dollars will be deemed to have been Converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Libor Loans denominated in an Alternative Currency shall be prepaid at the end of the applicable Interest Period in full.

Notwithstanding anything else herein, any definition of Successor Rate for any currency shall provide that in no event shall such Successor Rate be less than (i) in the case of the Term A Loan, 0.0% for purposes of this Agreement and (ii) in the case of Revolving Loans and the Term A-1 Loan, 0.75% for purposes of this Agreement.

In connection with the implementation of a Successor Rate for any currency, the Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Successor Conforming Changes for the Applicable Currency to the Lenders reasonably promptly after such amendment becomes effective.

(l) Section 8.2(a) of the Credit Agreement is hereby amended to read as follows:

(a) No Default. No Default shall have occurred and be continuing, or would result from such Loan or L/C Credit Extension, and with respect to any Loan or L/C Credit Extension made during the Covenant Restriction Period, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such Loan or L/C Credit Extension;

(m) Section 9.23 of the Credit Agreement is hereby amended to read as follows:

Section 9.23 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

(n) Section 10.1(i) of the Credit Agreement is hereby amended to read as follows:

(i) General Information; Beneficial Ownership. Promptly, (i) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements, the Beneficial Ownership Regulation or other applicable anti-money laundering laws and (ii) such other information concerning the Borrower or any Subsidiary of the Borrower as the Agent or any Lender may from time to time reasonably request.

(o) Section 11.1(i) of the Credit Agreement is hereby amended to read as follows:

(i) (A) unsecured Debt arising under, created by and consisting of Treasury Management Agreements or Hedge Agreements, provided, (i) such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Hedge Agreement shall be a Lender (or an Affiliate thereof) or shall be rated at least AA- by Standard and Poor’s Rating Service or Aa3 by Moody’s Investors Service, Inc., and (B) unsecured Debt arising under Bond Hedge Transactions;

(p) Section 11.1(n) of the Credit Agreement is hereby amended to read as follows:

(n) in addition to the Debt described in the foregoing clauses (a) through (l), other Debt of Subsidiaries of the Borrower that are not Guarantors which does not exceed (1) during the Covenant Restriction Period, $60,000,000 and (2) thereafter, 10 percent (10.0%) of the Borrower’s Tangible Net Worth in aggregate principal amount at any time outstanding; provided that to the extent such Debt is secured, such Liens are permitted by Section 11.2(n).

(q) Section 11.2(n) of the Credit Agreement is hereby amended to read as follows:

(n) Liens securing Debt in an aggregate principal amount outstanding at any time not exceeding (1) during the Covenant Restriction Period, $30,000,000 and (2) thereafter, the greater of (x) $60,000,000 and (y) 5% of the Borrower’s Tangible Net Worth.

(r) Section 11.3(c) of the Credit Agreement is hereby amended to read as follows:

(c) subsequent to the end of the Covenant Restriction Period, the Borrower or any Wholly-Owned Subsidiary may make Permitted Acquisitions; and

(s) Section 11.4 of the Credit Agreement is hereby amended to read as follows:

Section 11.4 Stock Repurchases.

During the Covenant Restriction Period, the Borrower will not, nor will it permit any Subsidiary of the Borrower to repurchase any shares of its Capital Stock except:

(a) the Borrower may acquire its Capital Stock as the purchase price for, or otherwise in connection with (including for purposes of satisfying a tax obligation), the exercise or vesting of an equity award issued under an equity compensation plan or pursuant to any stock option issued by the Borrower; and

(b) the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of the Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Debt, any Bond Hedge Transaction and any Warrant Transaction, in each case, shall not be deemed to be a repurchase of Capital Stock prohibited by this Section 11.4.

(t) Clause (h) appearing in Section 11.8 of the Credit Agreement is hereby amended to read as follows:

(h) sales or other dispositions of assets in any Fiscal Year where the net book value of the assets disposed of does not exceed: (1) during the Covenant Restriction Period, $25,000,000 in the aggregate and (2) thereafter, the greater of (x) $125,000,000 and (y) 15% of the Borrower’s Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.

(u) The following sentence is hereby added to the end of Section 11.8 of the Credit Agreement to read as follows:

For the avoidance of doubt, none of (a) the sale of any Convertible Debt, (b) the sale of any Warrant Transaction, (c) the purchase of any Bond Hedge Transaction, nor (d) the performance by Borrower of its obligations under any Convertible Debt, any Warrant Transaction or any Bond Hedge Transaction, shall constitute a sale or disposition of assets for purposes of this Section 11.8.

(v) Clause (6) appearing in Section 11.10 of the Credit Agreement is hereby amended to read as follows:

(6) restrictions imposed by the Loan Documents (and, for the avoidance of doubt, any agreements in favor of a Lender that incorporate by reference any of the covenants in Article 11 or Article 12 of this Agreement, so long as such agreements are otherwise permitted by the terms of this Agreement) and restrictions imposed by Debt incurred pursuant to Section 11.1(m) so long as such restrictions are not materially more onerous on the Borrower and its Subsidiaries than the restrictions imposed by the Loan Documents.

(w) Article 12 of the Credit Agreement is hereby amended to read as follows:

FINANCIAL COVENANT

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full):

(a) prior to the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed (i) 3.50 to 1.0 with respect to the Fiscal Quarter ending April 30, 2020, (ii) 4.25 to 1.0 with respect to the Fiscal Quarter ending July 31, 2020, (iii) 5.50 to 1.0 with respect to the Fiscal Quarter ending October 30, 2020, (iv) 5.90 to 1.0 with respect to the Fiscal Quarter ending January 31, 2021, (v) 5.00 to 1.0 with respect to the Fiscal Quarter ending April 30, 2021, (f) 4.25 to 1.0 with respect to the Fiscal Quarter ending July 31, 2021 and (vi) 3.50 to 1.0 with respect to each Fiscal Quarter ending thereafter;

(b) upon and after the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50 to 1.0; and

(c) the Borrower shall not permit the Interest and Rent Coverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to be less than 1.25 to 1.0.

(x) Section 13.1(i) of the Credit Agreement is hereby amended to read as follows:

(i)(i) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of the affected Debt equals or exceeds $50,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $50,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Borrower or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Borrower or any Subsidiary) thereof; provided that (1) any prepayment, redemption or conversion of any Convertible Debt in accordance with its terms (except as the result of any default or event of default by the Borrower or Subsidiary thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder) shall not be an Event of Default pursuant to this Section 13.1(i) and (2) no early payment requirement or unwinding or termination with respect to any Hedge Agreement shall, in and of itself, constitute an Event of Default under this Section 13.1(i) unless there occurs under any related Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is an Affected Party (as so defined); or (ii) there occurs under any Bond Hedge Transactions or Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by the Borrower or Subsidiary as a result thereof, taken together, is greater than $50,000,000;

(y) Section 15.31 of the Credit Agreement is hereby amended to read as follows:

Section 15.31 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution

Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

(z) A new Section 15.33 is hereby added to the Credit Agreement to read as follows:

Section 15.33 Acknowledgement Regarding Any Supported QFC’s.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(aa) Schedule 2.1 to the Credit Agreement is hereby deleted and replaced with Schedule 2.1 attached hereto.

(bb) A new Section 26 is hereby added to the Subsidiary Guaranty to read as follows:

26. The provisions of Section 15.33 of the Credit Agreement are hereby incorporated into this Guaranty by reference, mutatis mutandis

3. Effectiveness; Conditions Precedent. This Amendment shall become effective upon satisfaction of the following conditions precedent:

(a) Execution of Counterparts of Amendment. The Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of the Borrower, each of the Guarantors, the Agent, the Required Lenders and each Lender that is agreeing to extend the Maturity Date of its Term A Loan.

(b) Opinions of Counsel. The Agent shall have received satisfactory opinions of legal counsel to the Borrower and the Guarantors as to such matters as the Agent may request.

(c) Organization Documents, Resolutions, Etc. The Agent shall have received the following, in form and substance satisfactory to the Agent, for each of the Borrower and the Guarantors:

(i) the certificate of incorporation, certificate of formation, certificate of limited partnership or other similar document certified by the Secretary of State of the state of its incorporation, formation or organization and dated a current date (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(ii) the bylaws, operating agreement, partnership agreement or similar agreement certified by its Secretary or an Assistant Secretary (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(iii) resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery and performance of this Amendment;

(iv) a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers who are authorized to sign this Amendment (including the certificates contemplated herein) together with specimen signatures of each such officer; and

(v) certificates (dated within thirty (30) days of the Closing Date) of the appropriate Governmental Authorities of the state of incorporation, formation or organization as to its existence and, to the extent applicable, good standing.

(d) Fees. The Borrower shall have paid (i) to the Agent, for the account of each Lender, all agreed upfront fees due and payable to such Lender on the date hereof and (ii) to the Agent and the Arranger, all fees due and payable to the Agent and the Arranger on the date hereof.

4. Expenses. The Borrower agrees to reimburse the Agent for all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC.

5. Ratification of Credit Agreement. The Borrower and each Guarantor acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Amendment is a Loan Document.

6. Authority/Enforceability. The Borrower and each Guarantor represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The execution and delivery of this Amendment does not (i) contravene the terms of its articles of incorporation, bylaws or other organizational documents (as applicable) or (ii) violate any applicable law, rule or regulation.

7. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) no event has occurred and is continuing which constitutes a Default.

8. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

12. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

WILLIAMS-SONOMA, INC., a Delaware corporation

By:	/s/ Julie P. Whalen
Name: Julie P. Whalen
Title: Chief Financial Officer

GUARANTORS:

WILLIAMS-SONOMA DIRECT, INC.
WILLIAMS-SONOMA DTC, INC.
WILLIAMS-SONOMA GIFT MANAGEMENT, INC.
WILLIAMS-SONOMA STORES, INC.
REJUVENATION INC.
SUTTER STREET MANUFACTURING, INC.

By:	/s/ Julie P. Whalen
Name: Julie P. Whalen
Title: Chief Financial Officer

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

AGENT:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Liliana Claar
Name: Liliana Claar
Title: Vice President

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Anthony Hoye
Name: Anthony Hoye
Title: Director

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Carl Hinrichs
Name: Carl Hinrichs
Title: Director

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frances W. Josephic
Name: Frances W. Josephic
Title: Senior Vice President

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Marshall Trenckmann
Name: Marshall Trenckmann
Title: Executive Director

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

MUFG BANK, LTD. (f/k/a THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.)., as a Lender

By:	/s/ Henry Schwarz
Name: Henry Schwarz
Title: Authorized Signatory

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jaime Mariano
Name: Jaime Mariano
Title: Senior Vice President #21440

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Miranda C. Stokes
Name: Miranda C. Stokes
Title: Managing Director & SVP

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Catherine Jones
Name: Catherine Jones
Title: Managing Director

WILLIAMS-SONOMA, INC.

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 2.1

Commitments and Commitment Percentages

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment	Term A Loan Outstanding	Applicable Percentage of Term A Loan	Term A-1 Loan Outstanding	Applicable Percentage of Term A-1 Loan
	$80,000,000.00	16.000000000%	—	—	$47,500,000.00	15.833333333%
	$80,000,000.00	16.000000000%	—	—	$47,500,000.00	15.833333333%
	$60,000,000.00	12.000000000%	—	—	$35,000,000.00	11.666666667%
	$60,000,000.00	12.000000000%	—	—	$35,000,000.00	11.666666667%
	$60,000,000.00	12.000000000%	—	—	$35,000,000.00	11.666666667%
	$40,000,000.00	8.000000000%	—	—	$25,000,000.00	8.333333333%
	$40,000,000.00	8.000000000%	—	—	$25,000,000.00	8.333333333%
	$40,000,000.00	8.000000000%	—	—	$25,000,000.00	8.333333333%
	$40,000,000.00	8.000000000%	—	—	$25,000,000.00	8.333333333%

TOTAL	$500,000,000.00	100.000000000%	—	—	$300,000,000.00	100.000000000%